Exhibit 10.43

STOCK PURCHASE AND LOAN AGREEMENT

THIS STOCK PURCHASE AND LOAN AGREEMENT (this “Agreement”), entered into this the 30th day of January, 2009, is by and between SURGIVISION, INC., a Delaware corporation (“SVI”), and DARA BIOSCIENCES, INC., a Delaware corporation (“DARA”). SVI and DARA are referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, DARA owns two million seven hundred forty nine thousand nine hundred seventy (2,749,970) shares of Common Stock (as defined below);

WHEREAS, DARA desires to sell to SVI, and SVI desires to purchase from DARA, five hundred thousand (500,000) shares of Common Stock;

WHEREAS, DARA desires to borrow from SVI, and SVI desires to lend to DARA, the principal sum of Five Hundred Thousand Dollars ($500,000) to fund DARA’s working capital and general corporate needs;

WHEREAS, as collateral security for DARA’s indebtedness to SVI, DARA desires to pledge to SVI five hundred thousand (500,000) shares of Common Stock; and

WHEREAS, the Parties desire to set forth in writing the terms and conditions under which said transactions will be consummated;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

ARTICLE I

Definitions

“Affiliate” means, with respect to any Person, (a) any Person who, directly or indirectly, is in control of, is controlled by or is under common control with, such Person, and (b) any person who is a director or officer of such Person or of any Person described in the preceding clause (a).

“Agreement” has the meaning set forth in the preface above.

“Closing” has the meaning set forth in Section 4.1 below.

“Closing Date” means January 30, 2009.

“Common Stock” means SVI’s common stock, par value $.01 per share.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including, without limitation, (a) the sale of the Purchase Shares by DARA to SVI; (b) the Loan from SVI to DARA; (c) the execution and delivery by DARA and SVI, as applicable, of this Agreement, the Loan Documents and all other agreements, certificates and documents to be entered into in connection herewith; and (d) the performance by DARA and SVI, as applicable, of their respective covenants and obligations under this Agreement, the Loan Documents and all other agreements, certificates and documents to be entered into in connection herewith.

“DARA” has the meaning set forth in the preface above.

“DARA Distribution” means that certain prior distribution by DARA of shares of Common Stock to Persons that were holders of DARA securities at the time of such distribution.

“Encumbrance” means any pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, encumbrance, preference, priority option, right of first refusal or restriction of any kind or nature whatsoever.

“Indemnified Persons” shall have the meaning set forth in Section 11.2 below.

“Loan” shall have the meaning set forth in Section 3.1 below.

“Loan Amount” means the aggregate principal face amount of Five Hundred Thousand Dollars ($500,000).

“Loan Documents” means the Note and the Pledge Agreement.

“Losses” shall have the meaning set forth in Section 11.2 below.

“New Stockholder Agreement” shall have the meaning set forth in Section 8.1(e) below.

“Note” shall have the meaning set forth in Section 3.1 below.

“Old Stockholder Agreement” means that certain First Amended and Restated Stockholders’ Agreement dated as of April 30, 2004 to which SVI and DARA, among others, are parties, as amended by that certain Amendment No. 1 to First Amended and Restated Stockholders’ Agreement made effective as of February 17, 2006.

“Organizational Documents” means, with respect to a corporation, the corporation’s certificate of incorporation (or the equivalent thereof) and bylaws.

“Parties” has the meaning set forth in the preface above.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

“Pledge Agreement” shall have the meaning set forth in Section 8.1(d) below.

“Pledge Shares” means five hundred thousand (500,000) shares of Common Stock held of record and beneficially owned by DARA. For the avoidance of any doubt whatsoever, the Pledge Shares are not the Purchase Shares.

“Purchase Shares” means five hundred thousand (500,000) shares of Common Stock held of record and beneficially owned by DARA. For the avoidance of any doubt whatsoever, the Purchase Shares are not the Pledge Shares.

“Stock Purchase Price” shall have the meaning set forth in Section 2.1 below.

“SVI” has the meaning set forth in the preface above.

“SVI Share” means any share of the capital stock of SVI.

“Voting Agreements” means any and all agreements, proxies and understandings that authorize or entitle, or purport to authorize or entitle, DARA to vote SVI Shares that are not held of record and beneficially owned by DARA. The term “Voting Agreements” specifically includes, but is not limited to, every “Voting Agreement and Irrevocable Proxy” entered into in connection with the DARA Distribution.

ARTICLE II

Purchase and Sale of Shares

Section 2.1 Basic Transaction. At the Closing, on and subject to the terms and conditions of this Agreement, SVI agrees to purchase from DARA, and DARA agrees to sell, transfer, convey and deliver to SVI, all of the Purchase Shares for an aggregate purchase price of Five Hundred Thousand Dollars ($500,000) (the “Stock Purchase Price”).

ARTICLE III

Loan

Section 3.1 Basic Transaction. At the Closing, on and subject to the terms and conditions of this Agreement, SVI agrees to make a loan to DARA for the Loan Amount (the “Loan”). DARA’s obligation to repay such Loan shall be evidenced by a promissory note (such promissory note, together with any and all renewals, extensions or rearrangements thereof, the

“Note”) having a maturity date, repayment terms and interest rate as set forth in such Note. DARA shall use the proceeds from the Loan for working capital and other general corporate purposes.

ARTICLE IV

Closing

Section 4.1 Closing. The closing of the Contemplated Transactions (the “Closing”) shall take place on the Closing Date at such place as the Parties may mutually determine.

Section 4.2 Deliveries at the Closing. At the Closing, (a) DARA shall deliver to SVI the various agreements, certificates and other documents referred to in Section 8.1 below, and (b) SVI shall deliver to DARA the Stock Purchase Price, the Loan Amount and the various agreements, certificates and other documents referred to in Section 8.2 below.

ARTICLE V

Representations and Warranties of DARA

DARA represents and warrants to SVI that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

Section 5.1 Corporate Organization and Power. DARA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as now being conducted.

Section 5.2 Authorization of Transaction. DARA has the full corporate power and authority (a) to execute and deliver this Agreement, the Loan Documents and all other agreements, certificates and documents to be entered into by DARA in connection herewith, (b) to perform DARA’s obligations under this Agreement, the Loan Documents and all other agreements, certificates and documents to be entered into by DARA in connection herewith, and (c) to consummate the Contemplated Transactions. This Agreement constitutes the valid and legally binding obligation of DARA, enforceable against DARA in accordance with its terms and conditions. Upon execution and delivery by DARA of the Loan Documents and the other agreements, certificates and documents referred to in Section 8.1, the Loan Documents and such other agreements, certificates and documents will constitute the legal, valid, and binding obligations of DARA, enforceable against DARA in accordance with their respective terms and conditions. DARA is not required to give any notice to, make any filing with, or obtain any Consent from, any Person in order for DARA to consummate the Contemplated Transactions.

Section 5.3 Purchase Shares. DARA holds of record and owns beneficially the Purchase Shares, free and clear of any Encumbrance. DARA is not a party to any option, warrant, purchase right or other contract or commitment that could require DARA to sell, transfer or otherwise dispose of any Purchase Shares, other than this Agreement. DARA is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Purchase Shares, other than the Old Stockholder Agreement.

Section 5.4 Pledge Shares. DARA holds of record and owns beneficially the Pledge Shares, free and clear of any Encumbrance (other than as created in favor of SVI by the Pledge Agreement). DARA is not a party to any option, warrant, purchase right or other contract or commitment that could require DARA to sell, transfer or otherwise dispose of any Pledge Shares, other than the Pledge Agreement. DARA is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Pledge Shares, other than the Old Stockholder Agreement.

Section 5.5 Voting Arrangements. DARA is not a party to (and DARA does not otherwise have any rights or powers pursuant to) any agreement, proxy or understanding with respect to the voting of SVI Shares, other than the Old Stockholder Agreement and the Voting Agreements. In connection with its exercise of any powers and rights under the Voting Agreements, DARA has not appointed any agent, nominee, proxy or substitute to act on behalf of DARA. As set forth in Article IX below, effective immediately upon the Closing, (a) DARA’s rights under all Voting Agreements will terminate, and (b) all of DARA’s rights under the Old Stockholder Agreement will terminate and be irrevocably waived.

Section 5.6 Noncontravention. Neither the execution and delivery of this Agreement and the Loan Documents by DARA, nor the consummation by DARA of the Contemplated Transactions, will directly or indirectly (with or without notice of lapse of time):

(a) contravene, conflict with, or result in a violation of (i) any provision of DARA’s Organizational Documents or (ii) any resolution adopted by the board of directors or the stockholders of DARA;

(b) contravene, conflict with, result in a violation of, or give any Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any applicable law or any order to which DARA or any of its assets may be subject; or

(c) contravene, conflict with, result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under or to accelerate the maturity or performance of or to cancel, terminate or modify, any agreement to which DARA is a party or by which it is bound (other than as expressly provided in Article IX below).

Section 5.7 Litigation. There is no proceeding involving DARA pending or, to the knowledge of DARA, threatened before any court, other governmental body or arbitration authority, except as disclosed to SVI in writing and acknowledged by SVI prior to the execution of this Agreement.

Section 5.8 Taxes. All taxes and assessments due and payable by DARA have been paid or are being contested in good faith by appropriate proceedings, and DARA has filed all tax returns which it is required to file.

Section 5.10 Brokers’ Fees. DARA has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions for which SVI could become liable or obligated.

Section 5.11 Sophisticated Seller.

(a) DARA has the knowledge and experience in financial and business matters to be capable of making an informed decision with respect to the sale of the Purchase Shares to SVI for the Stock Purchase Price. DARA has all information and materials relating to SVI’s operations, business and properties that DARA deems necessary or appropriate to evaluate its sale of the Purchase Shares to SVI.

(b) DARA understands and acknowledges that SVI makes no representations or warranties other than those representations and warranties expressly made by SVI in Article VI below. Without limiting the generality of the foregoing, DARA understands and acknowledges that SVI makes no representation or warranty and gives no assurance to DARA with respect to the value of SVI or any SVI Shares. The Stock Purchase Price represents a privately negotiated price for the Purchase Shares, and DARA has determined that the Stock Purchase Price represents fair consideration for the sale of the Purchase Shares to SVI.

(c) In determining to enter into this Agreement and to consummate the Contemplated Transactions, DARA has not relied upon (i) any representation or warranty of SVI or any of SVI’s directors, officers, employees, agents or representatives, other than those representations and warranties expressly made by SVI in Article VI below, or (ii) any non-disclosure of information by SVI or any of SVI’s directors, officers, employees, agents or representatives. DARA hereby irrevocably waives and releases SVI and SVI’s directors, officers, employees, agents and representatives from any and all actions and claims whatsoever, whether in law or equity, relating to the determination of the amount of the Stock Purchase Price.

Section 5.12 Solvency. The fair salable value of DARA’s assets exceeds, and immediately following the Closing will exceed, the fair value of its liabilities (including contingent liabilities, but excluding any deferred revenue). DARA is able, and following the Closing DARA will be able, to pay its debts (including trade debts) as they mature. DARA’s capital is not unreasonably small in relation to its business, and, as a result of the Contemplated Transactions, DARA will not be left with unreasonably small capital. DARA has not incurred and does not intend to incur, or believe that it will incur, debts beyond its ability to pay as such debts become due.

Section 5.13 No Investment Company. DARA is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.

ARTICLE VI

Representations and Warranties of SVI

SVI represents and warrants to DARA that the statements contained in this Article VI are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

Section 6.1 Corporate Organization and Power. SVI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as now being conducted.

Section 6.2 Authorization of Transaction. SVI has the full corporate power and authority (a) to execute and deliver this Agreement and all other agreements, certificates and documents to be entered into by SVI in connection herewith, (b) to perform SVI’s obligations under this Agreement and all other agreements, certificates and documents to be entered into by SVI in connection herewith, and (c) to consummate the Contemplated Transactions. This Agreement constitutes the valid and legally binding obligation of SVI, enforceable against SVI in accordance with its terms and conditions. Upon execution and delivery by SVI of the agreements, certificates and other documents referred to in Section 8.2, such agreements, certificates and other documents will constitute the legal, valid, and binding obligations of SVI, enforceable against SVI in accordance with their respective terms and conditions. SVI is not required to give any notice to, make any filing with, or obtain any Consent from, any Person in order for SVI to consummate the Contemplated Transactions.

Section 6.3 Noncontravention. Neither the execution and delivery of this Agreement by SVI, nor the consummation by SVI of the Contemplated Transactions, will directly or indirectly (with or without notice of lapse of time):

(a) contravene, conflict with, or result in a violation of (i) any provision of SVI’s Organizational Documents or (ii) any resolution adopted by the board of directors or the stockholders of SVI;

(b) contravene, conflict with, result in a violation of, or give any Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any applicable law or any order to which SVI or any of its assets may be subject; or

(c) contravene, conflict with, result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under or to accelerate the maturity or performance of or to cancel, terminate or modify, any agreement to which SVI is a party or by which it is bound (other than as expressly provided in Article IX below).

Section 6.4 Brokers’ Fees. SVI has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions for which DARA could become liable or obligated.

Section 6.5 Sophisticated Buyer.

(a) SVI has the knowledge and experience in financial and business matters to be capable of making an informed decision with respect to the purchase of the Purchase Shares for the Stock Purchase Price. SVI has all information and materials relating to SVI’s operations, business and properties that SVI deems necessary or appropriate to evaluate its purchase of the Purchase Shares.

(b) SVI understands and acknowledges that DARA makes no representations or warranties other than those representations and warranties expressly made by DARA in Article V above. Without limiting the generality of the foregoing, SVI understands and acknowledges that DARA makes no representation or warranty and gives no assurance to SVI with respect to the value of SVI or any SVI Shares. The Stock Purchase Price represents a privately negotiated price for the Purchase Shares, and SVI has determined that the Stock Purchase Price represents fair consideration for the purchase of the Purchase Shares.

(c) In determining to enter into this Agreement and to consummate the Contemplated Transactions, SVI has not relied upon (i) any representation or warranty of DARA or any of DARA’s directors, officers, employees, agents or representatives, other than those representations and warranties expressly made by DARA in Article V above, or (ii) any non-disclosure of information by DARA or any of DARA’s directors, officers, employees, agents or representatives. SVI hereby irrevocably waives and releases DARA and DARA’s directors, officers, employees, agents and representatives from any and all actions and claims whatsoever, whether in law or equity, relating to the determination of the amount of the Stock Purchase Price.

Section 6.6 Solvency. The fair salable value of SVI’s assets exceeds, and immediately following the Closing will exceed, the fair value of its liabilities (including contingent liabilities, but excluding any deferred revenue). SVI is able, and following the Closing SVI will be able, to pay its debts (including trade debts) as they mature. SVI’s capital is not unreasonably small in relation to its business, and, as a result of the Contemplated Transactions, SVI will not be left with unreasonably small capital. SVI has not incurred and does not intend to incur, or believe that it will incur, debts beyond its ability to pay as such debts become due.

ARTICLE VII

Conditions to Obligation to Close.

Section 7.1 Conditions to Obligation of SVI. SVI’s obligation to purchase the Purchase Shares, to fund the Loan and to take the other actions required to be taken by SVI at the Closing is subject to the satisfaction of each of the following conditions:

(a) the representations and warranties of DARA set forth in Article V above shall be true and correct in all respects at and as of the Closing Date;

(b) no action, suit or proceeding shall be pending or, to the knowledge of SVI, threatened before any governmental body wherein an unfavorable determination would (i) prevent consummation of any of the Contemplated Transactions, or (ii) cause any of the Contemplated Transactions to be rescinded following consummation; and

(c) SVI shall have received all of the agreements, certificates and other documents referred to in Section 8.1.

Section 7.2 Conditions to Obligation of DARA. DARA’s obligation to sell the Purchase Shares and to take the other actions required to be taken by DARA at the Closing is subject to the satisfaction of each of the following conditions:

(a) the representations and warranties of SVI set forth in Article VI above shall be true and correct in all respects at and as of the Closing Date;

(b) no action, suit or proceeding shall be pending or, to the knowledge of DARA, threatened before any governmental body wherein an unfavorable determination would (i) prevent consummation of any of the Contemplated Transactions, or (ii) cause any of the Contemplated Transactions to be rescinded following consummation; and

(c) DARA shall have received all of the agreements, certificates and other documents referred to in Section 8.2.

ARTICLE VIII

Items to be Delivered at or Prior to Closing.

Section 8.1 By DARA. DARA shall deliver to SVI prior to or at the Closing:

(a) the original stock certificate representing all of the Purchase Shares, accompanied by a stock power duly endorsed by DARA;

(b) the original stock certificate representing all of the Pledge Shares, accompanied by a stock power duly endorsed by DARA in blank;

(c) the Note in substantially the form attached hereto as Exhibit 8.1(c), executed by DARA;

(d) the Stock Pledge Agreement in substantially the form attached hereto as Exhibit 8.1(d) (the “Pledge Agreement”), executed by DARA;

(e) the Stockholder Agreement in substantially the form attached hereto as Exhibit 8.1(e) (the “New Stockholder Agreement”), executed by DARA; and

(f) such other certificates and documents as may be reasonably requested by SVI in order to effect or carry out the intent of this Agreement.

Section 8.2 By SVI. SVI shall deliver to DARA at or prior to the Closing:

(a) the Stock Purchase Price by wire transfer to the account designated by DARA;

(b) the Loan Amount by wire transfer to the account designated by DARA; and

(c) the New Stockholder Agreement, executed by SVI.

ARTICLE IX

Termination of Agreements

Section 9.1 Termination of DARA Powers and Rights Under Voting Agreements. Effective as of the Closing, DARA hereby irrevocably waives and terminates all of its powers and rights under all Voting Agreements. The foregoing irrevocable waiver(s) and termination(s) shall become effective immediately upon the Closing without the need for further action by either of the Parties. Effective as of the Closing, SVI waives (i) any requirement pursuant to any Voting Agreement that SVI be provided notice of the termination of DARA’s powers and rights under such Voting Agreement, and (ii) any third party beneficiary rights it holds under or with respect to any Voting Agreement. The intent and agreement of the Parties is that any beneficial owner of SVI Shares, who/which is currently subject to a Voting Agreement, shall, effective as of the Closing, be free to vote, transfer and otherwise act with respect to his/her/its SVI Shares free of any restrictions or obligations contained in such Voting Agreement. DARA acknowledges that its irrevocable waiver and termination of all of its powers and rights under the Voting Agreements is a material inducement for SVI to enter into this Agreement and to consummate the Contemplated Transactions.

Section 9.2 Termination of DARA Powers and Rights Under Old Stockholder Agreement. Effective as of the Closing, DARA hereby irrevocably waives and terminates all of its powers and rights under the Old Stockholder Agreement. The foregoing irrevocable waiver and termination shall become effective immediately upon the Closing without the need for further action by either of the Parties. DARA acknowledges that its irrevocable waiver and termination of all of its rights under the Old Stockholder Agreement is a material inducement for SVI to enter into this Agreement and to consummate the Contemplated Transactions.

ARTICLE X

Post-Closing Covenants

Until full payment and performance of all obligations of DARA under the Loan Documents:

Section 10.1 Corporate Existence. DARA shall at all times preserve and keep in full force and effect its corporate existence and all its material rights, franchises and other governmental approvals.

Section 10.2 Payment of Taxes. DARA shall timely file or cause to be filed all tax returns required to be filed by it, and pay and discharge all taxes imposed upon it or any of its properties or in respect of any of its franchises, business, income or property before any penalty shall be incurred with respect to such taxes, except to the extent such taxes are being contested in good faith by appropriate proceedings in a diligent manner.

Section 10.3 Insurance. DARA shall maintain insurance with responsible insurance companies on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses operating in the same general vicinity.

Section 10.4 Adverse Conditions or Events. DARA shall promptly advise SVI in writing of (a) any condition, event or act which comes to DARA’s attention that would or might materially adversely affect DARA’s financial condition or operations or SVI’s rights under the any of the Loan Documents, (b) any litigation filed by or against DARA, and (c) any event that has occurred that would constitute an event of default under any of the Loan Documents.

Section 10.5 Encumbrances. DARA shall not grant, suffer or permit any contractual or noncontractual Encumbrance in or on the Pledge Shares, except in favor of SVI, or fail to promptly pay when due all lawful claims, whether for labor, materials or otherwise.

Section 10.6 Restricted Payments. DARA shall not declare, pay or make, or agree to declare, pay or make, (a) any dividend, distribution or payment, direct or indirect, to or for the benefit of any holder of any capital stock of DARA, except a dividend or other distribution payable solely in shares of the same class of DARA capital stock, or (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any capital stock of DARA now or hereafter outstanding.

Section 10.7 [Intentionally Omitted]

Section 10.8 Amendments to Organizational Documents. DARA shall not amend its Organizational Documents in any respect that causes or could reasonably be expected to impair the timely payment of any amounts due under the Loan Documents.

ARTICLE XI

Indemnification

Section 11.1 Survival. All of the representations, warranties, covenants and obligations in this Agreement, the Loan Documents and any other agreement, certificate or document entered into in connection herewith shall survive the Closing.

Section 11.2 Indemnification by DARA. DARA shall indemnify, defend and hold harmless SVI and its directors, officers, employees, agents and representatives (collectively, the “Indemnified Persons”) from and against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including, without limitation, interest, penalties, court costs and attorneys’ fees (collectively, “Losses”), that any Indemnified Person shall incur or suffer, which arise out of, or relate to (a) any breach or alleged breach of any of DARA’s representations and warranties contained in this Agreement, any Loan Document or any other agreement, certificate or document entered into or furnished by DARA in connection herewith, or (b) any failure or alleged failure by DARA to perform any covenant or agreement to be performed by DARA under this Agreement, any Loan Document or any other agreement, certificate or document entered into or furnished by DARA in connection herewith.

Section 11.3 Remedies. The remedies provided in Section 11.2 above shall not be exclusive of or limit any other rights, powers or remedies that may be available to SVI (or any of the other Indemnified Persons). For the avoidance of any doubt, and without limiting the generality of the foregoing, upon an event of default under the Loan Documents, SVI shall have all rights, powers and remedies available under the Loan Documents as well as all rights and remedies available at law or in equity.

ARTICLE XII

Miscellaneous

Section 12.1 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of North Carolina without giving effect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina. Each of the parties submits to the jurisdiction of any state or federal court sitting in Memphis, Tennessee, in any action or proceeding arising out of or relating to this Agreement. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

Section 12.2 Successors and Assigns; No Third-Party Rights. DARA may not assign any of its rights or obligations under this Agreement without the prior written consent of SVI. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of, the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

Section 12.3 Entire Agreement; Amendment. This Agreement, the Loan Documents and the other agreements, certificates and documents delivered pursuant to this Agreement at the Closing constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof, and supersede all prior agreements and merge all prior discussions, negotiations, proposals and offers (written or oral) between them, and neither Party shall be liable or bound to other Party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

Section 12.4 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid, by fax or by national overnight delivery service, and addressed to the intended recipient as set forth below:

If to DARA:	Copy to:

DARA BioSciences, Inc.	D. Scott Coward
Attention: Chairman	K&L Gates LLP
Forum I	4350 Lassiter at North Hills Avenue
8601 Six Forks Road	Suite 300
Suite 160	Raleigh, NC 27609
Raleigh, NC 27615	Fax: (919) 743-7300
Fax: (919) 861-0239

If to SVI:	Copy to:

SurgiVision, Inc.	SurgiVision, Inc.
Attention: Kimble Jenkins	Attention: Oscar Thomas
One Commerce Square	One Commerce Square
Suite 2550	Suite 2550
Memphis, Tennessee 38103	Memphis, Tennessee 38103
Facsimile: (901) 522-9400	Facsimile: (901) 522-9400

Any notice given in the manner aforesaid shall be deemed to have been served, and shall be effective for all purposes hereof (a) if sent by registered or certified mail, on the earlier of the second day following the day on which it is posted or the date of its receipt by the party to be notified, (b) if sent by fax, the day actually received as evidenced by a written receipt of transmission, and (c) if sent by overnight delivery service, the day after such notice has been delivered by the party to said service. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Section 12.5 Delays or Omissions; Remedies Cumulative. No delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach or default of another Party under this Agreement, shall impair any such right, power or remedy of such Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any Consent of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

Section 12.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the Party actually executing such counterpart, and all of which together shall constitute one instrument. A signature on a counterpart may be a facsimile or an electronically transmitted signature, and such signature shall have the same force and effect as an original signature.

Section 12.7 Severability. If any provision of this Agreement is held to be unenforceable to any extent under applicable law, such provision shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by law so as to effectuate the Parties’ intent to the maximum extent, and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms to the maximum extent permitted by law.

Section 12.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and shall not be considered in construing or interpreting this Agreement.

Section 12.9 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. All plural nouns and pronouns shall be deemed to include the singular case thereof where the context requires, and vice versa. All pronouns shall be gender neutral unless the context otherwise requires. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” shall mean including without limitation.

Section 12.10 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as the Parties mutually determine. Notwithstanding the foregoing, any Party may disclose information with respect to this Agreement and the Contemplated Transactions to extent such Party is required to do so by applicable law (including without limitation applicable securities laws, rules and regulations); provided, however, the disclosing Party (a) shall give the other Party prior notice of the disclosure, and (b) if such disclosure will be in written form, shall give the other Party the prior opportunity to review and comment upon such disclosure.

Section 12.11 Further Assurances. Each Party agrees (a) to furnish upon request to the other Party such further information, (b) to execute and deliver to the other Party such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the agreements, certificates and other documents referred to herein.

Section 12.12 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 12.13 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants.

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* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

DARA BIOSCIENCES, INC.

By: /s/ David J. Drutz
Name: David J. Drutz
Title: Chairman

SURGIVISION, INC.

By: /s/Oscar Thomas
Name: Oscar Thomas
Title: Vice President, Business Affairs

Exhibit 8.1(c)

Note

[See Attached]

Exhibit 8.1(d)

Pledge Agreement

[See Attached]

Exhibit 8.1(e)

New Stockholder Agreement

[See Attached]